Exhibit 10.3

[Final]

NONQUALIFIED STOCK OPTION AWARD NOTICE

UNDER THE

SUMMIT MATERIALS, INC.

2015 OMNIBUS INCENTIVE PLAN

Summit Materials, Inc.  (the “Company”), pursuant to its 2015 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below an Option with respect to the number of Shares set forth below.  The Option shall be subject to all of the terms and conditions as set forth herein, in the Nonqualified Stock Option Agreement attached hereto, and in the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:  Participant_Name

Date of Grant:  Date_of_Grant

Vesting Start Date:  Vesting_Start_Date

Exercise Price:  Exercise_Price

Number of Shares Subject to Option:  Number_of_Shares

Vesting Schedule:

1.        Vesting.  So long as the Participant’s employment with the Company and its Affiliates has not been terminated, one-third of the Options shall become vested on each of the first three anniversaries of the Vesting Start Date, provided that if the number of Options is not evenly divisible by three, then no fractional units shall vest and the installments shall be as equal as possible with the smaller installments vesting first. Subject to Section 2 and Section 3 of this Award Notice, any Options that are unvested on  the date of a termination of Employment with the Company and its affiliates shall be immediately forfeited by the Participant.

2.        Termination of Employment.

(a)     If the Participant’s Employment is terminated by the Company or any Subsidiary without Cause or by the Participant as a result of a Constructive Termination, a pro rata portion of the number of Options which would otherwise vest on the next applicable vesting date shall become vested and fully exercisable, based on the number of days elapsed since the prior vesting date (or the Date of Grant if there has been no prior vesting date) over 365 or 366, as applicable.

(b)     If the Participant’s Employment is terminated by the Participant and such termination constitutes a Retirement, the Options shall continue to vest and become exercisable, notwithstanding such termination of Employment, in accordance with the schedule set forth in the Award Notice so long as no Restrictive  Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date. As a pre-condition to a Participant’s right to continued vesting following Retirement, the Committee, or its designee, may require the Participant to certify in writing prior to any applicable vesting date that no Restrictive Covenant Violation has occurred.

(c)     Upon the Participant’s death, or if the Participant’s Employment is terminated by the Company and each of its Subsidiaries during the Participant’s Disability, 100% of the Options shall become vested and exercisable.

3.        Change in Control.

(a)     The Options shall become vested and exercisable immediately prior to a Change in Control if the Options would not otherwise be continued, converted, assumed, or replaced by the Company or a successor entity thereto in connection with such Change in Control.

(b)     If the Participant’s employment with the Company and its Affiliates (or a successor) is terminated by the Company (or a successor) without Cause or by the Participant as a result of a Constructive Termination during the two-year period following a Change in Control, 100% of the Options shall become vested and exercisable.

4.         Definitions. The term “Constructive Termination” shall have the meaning set forth in any employment agreement entered into by and between the Participant and the Company or an Affiliate, or if no such agreement exists, any of the following, without the Participant’s prior written consent: (A) a material reduction in the Participant’s annual base salary or, to the extent applicable, target bonus opportunity (other than in connection with an across the board reduction in compensation of similarly situated employees, of, on an individual-by-individual basis, less than 10%); (B) a material diminution of the Participant’s authority, duties or responsibilities; (C) a relocation of the Participant’s primary place of business by more than fifty (50) miles from its then-current location; (D) any material breach by the Company of any written agreement relating to the Participant’s compensation (including any equity awards); provided that any such event shall constitute a Constructive Termination only if the Participant gives written notice to the Company within 10 days of the later of its occurrence of Executive’s knowledge thereof and the Company fails to cure such event within 30 days after receipt from the Participant of written notice of such event; provided,  further, that a “Constructive Termination” shall cease to exist for an event on the 60th day after the lapse of any such cure period.

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NONQUALIFIED STOCK OPTION AGREEMENT

UNDER THE

SUMMIT MATERIALS, Inc.

2015 OMNIBUS INCENTIVE PLAN

Pursuant to the Nonqualified Stock Option Award Notice (the “Award Notice”) delivered to Participant (as defined in the Award Notice), and subject to the terms of this Nonqualified Stock Option Agreement and the Summit Materials, Inc.  2015 Omnibus Incentive Plan (the “Plan”), Summit Materials, Inc.  (the “Company”) and Participant agree as follows.

1.         Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings for purposes of this Agreement:

(a)    “Agreement” shall mean this Nonqualified Stock Option Agreement including (unless the context otherwise requires) the Award Notice.

(b)    “Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(c)    “Exercise Price” shall mean the “Exercise Price” listed in the Award Notice.

(d)    “Participant” shall mean the “Participant” listed in the Award Notice.

(e)    “Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.

(f)    “Retirement” shall mean the Participant’s termination of employment with the Company and its Affiliates, other than for Cause or while grounds for Cause exist, and other than due to the Participant’s death or during the Participant’s Disability, following the date on which (i) the Participant attained the age of 62 years old, and (ii) the number of completed years of the Participant’s employment with the Company and/or its Affiliates is at least 5.

(g)    “Shares” shall mean the number of shares of Common Stock listed in the Award Notice as “Number of Shares Subject to Option”.

2.         Grant of Options.

(a)    Effective as of the Date of Grant, for good and valuable consideration, the Company hereby irrevocably grants to the Participant the right and option (the “Option”) to purchase all or any part of the Shares, subject to, and in accordance with, the terms, conditions and restrictions set forth in the Plan and this Agreement.

(b)    The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(c)    This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan (the provisions of which are incorporated hereby by reference); and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. In the event of any conflict between one or more of this Agreement, the Award Notice and the Plan, the Plan shall govern this Agreement and the Award Notice, and the Agreement (to the extent not in conflict with the Plan) shall govern the Award Notice.

3.         Exercise Price. The price at which the Participant shall be entitled to purchase the Shares upon the exercise of the Option shall be the Exercise Price per share, subject to adjustment as provided in Section 12.

4.         Exercisability of Option.  The Option shall become vested and exercisable in accordance with the schedule set forth on the Award Notice.

5.         Duration of Option. The Option shall be exercisable to the extent and in the manner provided herein for a period of 10 years from the Date of Grant (the “Option Period”); provided,  however, that the Option may be earlier terminated as provided in Section 7 hereof.

6.         Manner of Exercise and Payment.

(a)    Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written or electronic notice to the Company in the manner prescribed in Section 7(d) of the Plan and as otherwise set forth by the Committee from time to time. Such notice shall set forth the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. In the event the Company has designated an Award Administrator (as defined below), the Option may also be exercised by giving notice (including through electronic means) in accordance with the procedures established from time to time by the Award Administrator. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part, provided that partial exercise shall be for whole shares of Common Stock only.

(b)    Upon exercise of the Option pursuant to Section 6(a), unless otherwise determined by the Committee, the Company shall withhold a number of Shares otherwise deliverable to the Participant to pay (i) the full purchase price for the Shares in respect of which the Option is being exercised (the “Aggregate Exercise Price”) and (ii) the minimum applicable withholding taxes, liabilities, and obligations (“Withholding Taxes”) associated with such exercise.

(c)    Upon receipt of the notice of exercise and any payment or other documentation as may be necessary pursuant to Sections 6(a) and 6(b) relating to the Shares in respect of which the Option is being exercised, the Company shall, subject to the Plan and this Agreement, take such action as may be necessary to effect the transfer to the Participant of the number of Shares as to which such exercise was effective (less any Shares withheld pursuant to Section 6(b)).

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(d)    The Participant shall not be deemed to be the holder of, or to have any of the rights and privileges of a stockholder of the Company (including the right to vote or receive dividends) in respect of, Shares purchased upon exercise of the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Participant shall have paid the Aggregate Exercise Price associated with such exercise and any applicable Withholding Taxes and (ii) the Company shall have issued the Shares in connection with such exercise.

7.         Termination of Employment.

(a)    Subject to the terms of Section 7(c) and the Award Notice, in the event that the Participant’s employment with the Company and its Subsidiaries is terminated for any reason, any unvested portion of the Option shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested portion of the Option shall terminate as of the effective date of termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan). As a pre-condition to a Participant’s right to any vesting as a result of a Termination Date, or following a Termination Date, the Participant shall deliver a release of claims in favor of the Company and its affiliates in a form satisfactory to the Committee or its designee.

(b)    Notwithstanding any portion of this Agreement to the contrary, if the Participant’s employment is terminated by the Company or any Subsidiary with Cause or by the Participant when grounds existed for Cause at the time thereof, the vested and unvested portions of the Option shall terminate as of the Termination Date.

(c)    In the event of (i) the Participant’s employment with the Company and its Subsidiaries is terminated by the Company due to death or Disability, each outstanding vested Option shall remain exercisable for one year after the Termination Date (but in no event beyond the Option Period), (ii) the Participant’s employment is terminated due to a Retirement, each outstanding vested Option (whether such Option becomes vested before, on, or after the Termination Date) shall remain exercisable for five years after the later of (x) the Termination Date and (y) the date such Option becomes vested and exercisable (but in no event beyond the Option Period), and (iii) the Participant’s employment with the Company and its Subsidiaries is terminated for any other reason (subject to Section 7(b)), each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the Option Period); provided that, in each case, the Option Period shall expire immediately upon the occurrence of a Restrictive Covenant Violation.

(d)    The Participant’s rights with respect to the Option shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company or any of its Subsidiaries. Whether (and the circumstances under which) employment has been terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Option).

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8.         Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Option or the Participant’s right under the Option to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9.         Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”).  For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

10.       Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, the Options and any Shares acquired in respect thereof over (b) the aggregate Cost (if any) of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the amount paid by Participant for the Share (excluding, for the avoidance of doubt, any Withholding Taxes), as proportionately adjusted for corporate transactions and other recapitalizations and less the amount of any dividends or distributions made with respect to the Share; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.  The Option and all proceeds of the Option shall be subject to the Company’s Clawback Policy, as in effect from time to time, to the extent Participant is a director or “officer” as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

11.       No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Option hereunder shall

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impose any obligation on the Company or any Affiliate to continue the employment or engagement of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

12.       Adjustments. The terms of this Agreement, including, without limitation, (a) the number of Shares subject to the Option and (b) the Exercise Price specified herein, shall be subject to adjustment in accordance with Section 12 of the Plan.

13.       Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option granted hereunder is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail.

14.       Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.       Governing Law; Venue; Language.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Any suit, action, or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Participant and the Company each hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum, and (c) any right to a jury trial.

16.       Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

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17.       Data Privacy Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Options or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s

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refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

18.       Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Option evidenced hereby, the Participant expressly acknowledges that: (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) all determinations with respect to future option grants, if any, including the date of grant, the number of Shares granted, the exercise price and the exercise date or dates, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Option is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) Options are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis and, for the avoidance of doubt, the Option shall not constitute an “acquired right” under the applicable law of any jurisdiction; (g) if the underlying Shares do not increase in value, the Option will have no value; (h) if the Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price; and (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to option proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

19.       Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Options granted thereunder, including by sending Award Notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of Agreement by Participants and Option exercises by Participants.

20.       Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

21.       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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22.         Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting this Option (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant's rights under the Option will lapse 45 days from the Date of Grant, and the Option will be forfeited on such date if the Participant shall not have accepted this Agreement by such date. For the avoidance of doubt, the Participant's failure to accept this Agreement shall not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant. By accepting this Option Participant expressly agrees that Participant has reviewed and agrees to abide by the Company’s Securities Trading Policy, available at [HYPERLINK], as such may be revised or updated from time to time.

23.         No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

24.         Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.         Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

[Signatures follow]

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SUMMIT MATERIALS, INC.

By:
Name: Thomas W. Hill
Title: Chief Executive Officer

Acknowledged and Agreed
as of the date first written above:

Participant Signature
Name:

[Signature Page – Nonqualified Stock Option Agreement]

Appendix A

Restrictive Covenants

1. Confidentiality; Non-Compete; Non-Solicit; Non-Disparagement.

(a)  For the purposes of this Appendix A, any reference to the “Company” shall mean the Company and its Subsidiaries and Affiliates, collectively.  In view of the fact that Participant’s work for the Company brings Participant into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, Participant agrees:

(i)        Participant will not at any time (whether during or after Participant’s Employment with the Company): (x) retain or use for the benefit, purposes or account of Participant or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of Participant’s Employment in order to perform the duties of his or her position and in the best interests of the Company.

(ii)        “Confidential Information” shall not include any information that is: (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)        Except as required by law, Participant will not disclose to anyone, other than Participant’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of Section (b) of this Appendix provided they agree to maintain the confidentiality of such terms.

(iv)        Upon termination of Participant’s Employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any

Appendix A - 2

patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Participant is or becomes aware.

(b)  Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)        Participant will not, within twelve months following the termination of Participant’s Employment with the Company (the “Post-Termination Period”) or during Participant’s Employment (collectively with the Post-Termination Period, the “Restricted Period”):

(A)  engage in any business involved, either directly or indirectly, in (x) the acquisition of companies primarily engaged in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete and concrete products) (any such company, a “Business”) or (y) the operation of any Business, in each case in any Restricted Area (any such business as described in subclauses (x) or (y), a “Competitive Business”).  For the purposes of this Appendix A, “Restricted Area” shall mean any geographic area where each and any Service Recipient of the Participant during the Participant’s Employment conducts or conducted Business, provided, that if the Service Recipient with respect to a Participant is the Operating Partnership, Summit Materials, LLC, or any of their respective successors thereto at any time during the Participant’s Employment, the Restricted Area shall be the United States and Canada.

(B)  enter the employ of, or render any services to, any person (or any division or controlled or controlling affiliate of any person) who or which engages in a Competitive Business;

(C)  acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)  interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members, investors or acquisition targets.

Appendix A - 3

(ii)        During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, directly or indirectly:

(A)  solicit or encourage any employee of the Company or its Affiliates to leave the Employment of the Company or its Affiliates; or

(B)  hire any such employee who was employed by the Company or its Affiliates as of the date of Participant’s termination of Employment with the Company or who left the Employment of the Company or its Affiliates coincident with, or within one year prior to or after, the termination of Participant’s Employment with the Company.

(iii)During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(A)  with whom Participant had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of Employment;

(B)  with whom employees reporting to Participant have had personal contact or dealings on behalf of the Company during the one year immediately preceding Participant’s termination of Employment; or

(C)  for whom Participant had direct or indirect responsibility during the one year immediately preceding Participant’s termination of Employment.

Notwithstanding anything to the contrary in this Agreement, Participant may, directly or indirectly own, solely as an investment, securities of any person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(c)  During the Restricted Period, Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(d)  Participant will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its Affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its Affiliates.

(e)  It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or

Appendix A - 4

any other restriction contained in this Agreement is an unenforceable restriction against Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f)  The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.    Specific Performance; Survival.

(a)  Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to suspend making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b)  The provisions of this Appendix A shall survive the termination of Participant’s Employment for any reason.

APPENDIX B

SUMMIT MATERIALS, INC.

2015 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Nonqualified Stock Option Agreement.

1.         Responsibility for Taxes.  This provision supplements Section 6 of the Nonqualified Stock Option Agreement:

(a)      The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends and/or any other distributions; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)      Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by:

(i)     withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(ii)     withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; or

(iii)     withholding in Shares to be issued upon exercise of the Option;

Appendix B - 2

provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

(c)     Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the portion of the Option that is exercised, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items

(d)     The Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(e)     Notwithstanding anything to the contrary in the Plan or in Section 16(b) of the Nonqualified Stock Option Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate the Shares to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.

2.         Nature of Grant.  This provision supplements Section 18 of the Nonqualified Stock Option Agreement:

In accepting the grant of the Option, the Participant acknowledges, understands and agrees that:

(a)     the Option grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Affiliate;

(b)     the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;

Appendix B - 3

(c)     unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate;

(d)     for purposes of the Option, the Termination Date shall be the date the Participant is no longer actively providing services to the Company or its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Option under the Plan, if any, will terminate and the Participant’s right to exercise any vested Option, if any, will be measured as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(e)     unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and

(f)     neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

3.         Insider Trading Restrictions/Market Abuse Laws.  The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

4.         Termination of Employment.    This provision supplements Section 7 of the Nonqualified Stock Option Agreement:

Notwithstanding anything in this Section 7, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Option when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or

Appendix B - 4

discriminatory, the provisions of this Section 7 regarding the treatment of the Option when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 7 shall govern.